Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Completes Investment in Leading Brazilian Specialty Plant Nutrition Company, Produquímica

OVERLAND PARK, Kan. (December 23, 2015) – Compass Minerals (NYSE: CMP) has completed its purchase of a 35 percent stake in Produquímica Industria e Comercio S.A. (Produquímica), one of Brazil’s leading manufacturers and distributors of specialty plant nutrients.

“We look forward to growing a strong partnership with Produquímica,” said Fran Malecha, Compass Minerals president and CEO. “This investment, which includes a path to ownership by early 2019, complements our plant nutrition strategy and is a key step in reaching our growth targets.”

Compass Minerals acquired 35 percent of Produquímica for R$452.4 million (approximately US$116 million), subject to customary post-closing adjustments.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015, Compass Minerals’ mission is to be the best essential minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K. For more information about Compass Minerals and its products, please visit www.compassminerals.com.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	External Communications Manager
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	MediaRelations@compassminerals.com

Certain statements in this press release the company’s or management’s beliefs, expectations or opinions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project," “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company's current expectations and involve risks and uncertainties that could cause the company's actual results to differ materially. These risks, uncertainties and factors specific to the investment in Produquímica include, but are not limited to: (i) the occurrence of any event, change or other circumstance that would result in the termination or delay of the company's acquisition of the remaining Produquímica ownership stake by early 2019, (ii) the inability to complete the proposed full ownership acquisition due to the failure of the company or Produquímica to satisfy any of the conditions to the closing of the acquisition, including the failure to obtain necessary financing, (iii) the risk that the proposed full ownership acquisition could disrupt the plans and operations of the company, Produquímica or both, and (iv) the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on these and other risks and uncertainties that may affect our business, see the “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2014 and when filed, our Annual Report on Form 10-K for the year ended December 31, 2015. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.